CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 6, 2013, with respect to the combined statement of revenues and certain expenses of Properties for the year ended December 31, 2012, which appear in this Current Report on Form 8-K/A of NorthStar Realty Finance Corp., dated May 6, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements (Forms S-8 No. 333-120025, effective April 13, 2007 and, No. 333-143549, effective June 6, 2007 and No. 333-182067, effective June 12, 2012) pertaining to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan, as amended, Registration Statement (Form S-8 No. 333-132891, effective March 31, 2006) pertaining to the NorthStar Realty Finance Corp. 2004 Long-Term Incentive Bonus Plan, Registration Statement (Form S-3 No. 333-186743, effective February 19, 2013) pertaining to the NorthStar Realty Finance Corp. shelf registration entitling the holders to purchase common stock, preferred stock, depositary shares, debt securities, warrants or units, and Registration Statement (Form S-3 No. 333-175259, effective September 13, 2011) pertaining to the NorthStar Realty Finance Corp. resale registration of common stock and Form S-3 (File No. 333-184356 effective January 7, 2013), pertaining to the NorthStar Realty Finance Corp. resale registration of common stock, as amended and Registration Statement (Form S-3D (File No. 333-179646), effective February 23, 2012) pertaining to the NorthStar Realty Finance Corp. Dividend Reinvestment Plan, as amended.

/s/ Grant Thornton LLP

New York, New York

May 6, 2013